UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

 Washington, D.C. 20549

_______________

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.      )

_______________

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☐  Definitive Proxy Statement

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Baker Hughes Incorporated
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Executive Announcement
To:	All Baker Hughes employees
From:	Lee Whitley, Vice President and Corporate Secretary
Date:	April 12, 2017

Information regarding upcoming Annual Stockholders Meeting

At the Baker Hughes Annual Stockholders Meeting on April 27, stockholders will have the opportunity to vote on the election of directors and act on other matters properly presented by the company and by stockholders. The right to vote at the annual meeting is one of the most important privileges conferred by stock ownership. All employees who hold stock—no matter how many shares—are encouraged to vote your shares online, by telephone, or by mail using the proxy card.

If you own stock in Baker Hughes, you should have received an email from Fidelity Investments or a proxy card in the mail providing instructions on how to vote your shares. If you hold your shares at Fidelity and have not received an email or proxy card from them, you may contact them at 1-800-544-9354 for U.S. domestic participants and Fidelity.com/globalcall for international participants. If you hold your shares with another broker and have not received a proxy card, please contact that broker directly.

More information about each proposal, along with recommendations by the board of directors and voting requirements, can be found in our 2017 Proxy Statement and 2016 Annual Report to Stockholders.

The meeting is Baker Hughes’ regular annual meeting and does not relate to the transaction with GE.

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